UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 01, 2012

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-27038	94-3156479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Wayside Road

Burlington, Massachusetts 01803

(Address of Principal Executive Offices, including Zip Code)

(781) 565-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On June 1, 2012, Nuance Communications, Inc., a Delaware corporation (“Nuance”), completed its acquisition of Vlingo Corporation, a Delaware corporation (“Vlingo”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among Nuance, Vertigo Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Nuance (“Sub”), Vlingo and certain other parties thereto. Pursuant to the terms of the Merger Agreement, on June 1, 2012, Sub merged with and into Vlingo, with Vlingo surviving the merger as a wholly owned subsidiary of Nuance (the “Merger”).

The net consideration consisted of approximately $200 million in cash. At the closing of the Merger, $15 million of the Merger consideration was deposited into an escrow account and will be held for twelve months after the closing date to satisfy any indemnification claims. Pursuant to the Merger Agreement, Nuance also assumed all of Vlingo’s outstanding, unvested employee stock options.

The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses acquired. The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(b) Pro forma financial information The financial information required by this Item 9.01(b) has not been included with the filing and will be filed by amendment no later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(d)	Exhibits

2.1	Agreement and Plan of Merger among Nuance Communications, Inc., Vertigo Acquisition Corporation, Vlingo Corporation, U.S. Bank National Association, as Escrow Agent, and Stockholder Representative, dated December 16, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Todd DuChene
Todd DuChene
Executive Vice President and General Counsel

Date: June 7, 2012

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Nuance, Vertigo Acquisition Corporation, Vlingo Corporation, U.S. Bank National Association, as Escrow Agent, and Stockholder Representative, dated December 16, 2011.

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